Exhibit 99.1

NEWS RELEASE	Jeffrey N. Boyer
FOR IMMEDIATE RELEASE	Executive Vice President -
Chief Financial Officer
(972) 409-1581

Christopher J. Holland
Vice President – Finance
(972) 409-1667

Michaels Stores, Inc. Reports Inquiry

Relating to Securities Holdings by Non-U. S. Trusts

IRVING, Texas – February 23, 2005 – Michaels Stores said today that, on February 17, 2005, it received a grand jury subpoena from the District Attorney’s Office of the County of New York for documents and records in an inquiry concerning non-U.S. trusts that directly or indirectly hold and have held shares of common stock and common stock options of Michaels Stores. The inquiry appears to relate to the beneficial ownership of securities of the Company that are held directly or indirectly by the non-U.S. trusts and securities transactions by these trusts. The Company is fully cooperating with the District Attorney’s office and the Securities and Exchange Commission, which has also opened an inquiry into this matter.

      Certain of these trusts and corporate subsidiaries of the trusts acquired securities of the Company in transactions directly or indirectly with Charles J. Wyly, Jr. and Sam Wyly, who are, respectively, Chairman and Vice Chairman of the Board of Directors of the Company, or with other Wyly family members. In addition, subsidiaries of certain of these trusts acquired securities of the Company in private placement transactions in 1996 with the Company.

      The Company understands that Charles and Sam Wyly and certain of their family members are direct or contingent beneficiaries of irrevocable non-U.S. trusts. The sale by the Company of Michaels Stores securities to subsidiaries of certain of these trusts was disclosed by the Company in filings with the Securities and Exchange Commission. The transfer by Charles and Sam Wyly (or by other Wyly family members or family-related entities) of Michaels Stores securities to certain of these trusts and subsidiaries has been disclosed in filings with the Securities and Exchange Commission by the Company and/or by Charles and Sam Wyly. Based on information available to the Company, the Company’s SEC filings have not reported those securities as beneficially owned by Charles and Sam Wyly.

      Information with respect to the number of Michaels Stores securities held directly or indirectly by these trusts as of February 22, 2005, has been provided to the Company by Charles and Sam Wyly. Charles Wyly and/or certain of his family members are direct or contingent trust beneficiaries of irrevocable non-U.S. trusts that are the direct or indirect holders of 2,867,204 shares of the Company’s common stock. Sam Wyly and/or certain of his family members are direct or contingent trust beneficiaries of other irrevocable non-U.S. trusts that are the direct or indirect holders of 2,146,200 shares of the Company’s common stock.

Michaels Stores, Inc. is the world’s largest specialty retailer of arts, crafts, framing, floral, wall décor, and seasonal merchandise for the hobbyist and do-it-yourself home decorator. As of February 23, 2005, the Company owns and operates 845 Michaels stores in 48 states and Canada, 165 Aaron Brothers stores, eight Recollections stores, and three Star Wholesale operations.

8000 BENT BRANCH DRIVE • IRVING, TEXAS 75063
972/409•1300